GraniteShares ETF Trust N-14

Exhibit 99.13(b)

EXHIBIT A

TO THE FUND ADMINISTRATION AND ACCOUNTING AGREEMENT, dated as of March 6, 2017 between GRANITESHARES ETF TRUST (the “Trust”) and The Bank of New York Mellon (“BNYM”).

AS REVISED October 11, 2017.

FUNDS

GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF

GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF

GraniteShares HIPS US High Income ETF

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

GRANITESHARES ETF TRUST
On behalf of each Fund identified on Exhibit A attached to the Agreement

By:	/s/William Rhind
Name:	William Rhind
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/Elizabeth Stubenrauch
Name:	Elizabeth Stubenrauch
Title:	RE